Exhibit 10.10

LICENSE OF TECHNOLOGY

BETWEEN

DELTA-T CORPORATION

AND

OTTER TAIL AG ENTERPRISES, LLC

THIS AGREEMENT (hereinafter called LICENSE OF TECHNOLOGY or this “License”) made this 24th day of October, 2006 by and between Delta-T Corporation, a Virginia corporation, (“Delta-T”), and Otter Tail Ag Enterprises, LLC, a Minnesota limited liability company, ( “Owner”), each of which may be referred to individually as a “Party,” or jointly as the “Parties.”

WITNESSETH:

WHEREAS, Owner is building a 55 million gallon per year undenatured fuel ethanol plant using corn feedstock to be located in the State of Minnesota, County of Otter Tail, near the City of Fergus Falls, (the “Plant”), and

WHEREAS, Owner and Harris Mechanical Contracting Company, (“Prime Contractor”), have entered into an equipment, procurement and construction contract for construction of the Plant (the “Prime Contract”), and

WHEREAS, Delta-T has agreed to provide engineering and services related to construction of the Plant based on Delta-T’s proprietary technology under a subcontract with Prime Contractor (the “Subcontract”), but only on the condition that Owner enter into a license agreement with Delta-T for the use of the technology embodied therein, on the terms and conditions set forth herein,

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Parties agree as follows:

1.  DELTA-T TECHNOLOGY

As used in this License, “Delta-T Technology” shall mean all data, technical information, trade secrets, inventions (whether patented or not and whether issued before or after the date of this License), know-how, procedures, processes, drawings, designs, methodology, models, inventions, specifications, Plant or equipment test and/or operating data, or other technical information and copyrights  embodied in the Plant, used in the operation of the Plant, in equipment or in drawings, or included in any documents, drawings or other materials delivered electronically or otherwise by Delta-T to Prime Contractor or Owner under this License Agreement or the Subcontract.  Delta-T Technology also includes, specifically but without limitation, the items listed on Exhibit A.

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2.  GRANT OF LICENSE

2.1  License Grant:  Owner acknowledges that Delta-T is and shall remain the sole owner of the Delta-T Technology.  Delta-T hereby grants to Owner, subject to the conditions of this License, a non-exclusive, paid-up, non-transferable right to use in perpetuity the Delta-T Technology, without right to grant such rights to others except as otherwise set forth herein, solely for the purposes of:

A.            construction and operation of the Plant, and

B.            maintenance and optimization or enhancement of the Plant.

Owner agrees that it shall not use the Delta-T Technology for any other purpose. Optimization and enhancement (“Modification”), for this purpose, shall include de-bottlenecking, but shall not include expanding the physical dimensions of the distillation columns or molsieve vessels included in the Delta-T Technology, or adding to the original number of distillation columns or molsieve vessels specified in such design. Owner may not disclose any of the Delta-T Technology to (i) any third party that is listed on Exhibit B, or (ii) to any individual, group or company that is in the business of designing alcohol plants or parts thereof and that is not listed on Exhibit B (“Designers”), for the purpose of making any Modification, except that Owner may make such disclosure to any Designer to the extent, and only to the extent, necessary to permit such Designer to enable a Modification that was created without the disclosure of any Delta-T Technology by or on behalf of Owner, to interface with portions of the Plant designed by Delta-T.

2.2     Restriction on Assignment: This License is not assignable or otherwise transferable in any way, and any attempt to assign it in violation of this provision shall be null and void, except that (i) Owner may assign this License to a purchaser of substantially all of the assets of the Plant, or a sale of Owner as an entity, or of Owner’s membership interest in connection with the sale of such Plant as a going business, provided that Owner gives Delta-T written notice of such transfer at least thirty (30) days prior to the date on which it becomes effective, and (ii) Owner may pledge or grant a security interest in its interest in this License to its lender or lenders provided that no lender shall have a right to sell or otherwise transfer this License or any rights under it except in connection with the sale of the Plant as a going business, and provided further that any such lender must give Delta-T prior notice of such sale or transfer.

2.3  Payment:  At such time as

(i)            Owner has paid Prime Contractor all amounts due to it under the Prime Contract in accordance with its terms;

(ii)           the Prime Contract is terminated (A) due to breach by the Prime Contractor or bankruptcy of the Prime Contractor, or (B) due to a Force Majeure Event (as defined in the Prime Contract) affecting Prime Contractor; or

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(iii)          the Prime Contract remains in effect, has not been completed for reasons other than the fault of the Owner so that all amounts have not yet become due under such contract, but the Plant is capable of operating for commercial purposes; or

(iv)          Owner has paid Delta-T’s License Fee in full;

the license rights granted Owner under Section 2.1 above shall become irrevocable and shall continue in full force and effect notwithstanding any breach or default hereunder by Owner, provided that such continuation shall not limit or preclude any remedy Delta-T may have for damages. In no case, however, may Owner use the Delta-T Technology for any purpose unless it has first paid Delta-T Corporation a license fee of $2,100,000.00 for the Plant, less the amounts, if any, specifically enumerated and paid to Delta-T under the Prime Contract for the license fee.  Furthermore, in the event of Termination of the Prime Contract, Owner and Delta-T will cooperate reasonably to facilitate Owner’s transition to a new prime contractor having a relationship with Delta-T as a subcontractor similar to the Delta-T relationship with the Prime Contractor.

Owner shall pay 70% of the Technology License Fee to Delta-T within 60 days of execution of this Agreement.  The remaining 30% shall be paid upon the Plant successfully passing the Performance Test in compliance with the Performance Guarantees.

3.  RESTRICTIONS ON ACCESS AND CONFIDENTIALITY

3.1  Confidential Information: “Confidential Information” as used herein means (a) the Delta-T Technology; (b) either Party’s product plans, business plans and projections; and (c) any other information that is clearly marked as confidential or proprietary. However, Confidential Information does not include information that the receiving Party can demonstrate by documentary evidence falls under one of the following exceptions:

a.  Was known to it prior to its receipt from the other Party or from Prime the Contractor, without breach of an obligation of confidentiality and was not subject to any obligation of confidentiality;

b.  Is, or after the date of this License becomes, without fault of Owner, part of the public domain; or

c.  Is disclosed to Owner by someone other than Delta-T who is under no obligation not to disclose it.

3.2          Restrictions on Disclosure:  Owner shall not disclose any Delta-T Technology, by Inspection or otherwise,  to any person or entity other than (i) its employees to the extent that such employees have a need to have access to such information to perform their obligations, and only if they have first been advised of the confidentiality of the information and agree to keep it confidential and not to use or disclose it for any purpose other than fulfilling their obligations to Owner, and (ii) third parties as needed to

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maintain or operate the Plant as permitted under Section 2 above, to the extent that such third parties have a need to have access to such information to perform their obligations, and only if they have first been advised of the confidentiality of the information and agreed to keep it confidential and not to use or disclose it for any purpose other than fulfilling their obligations to Owner by signing the non-disclosure agreement attached hereto as Exhibit C, or such other form as Delta-T may reasonably agree.  Owner shall in no event, however, disclose any Delta-T Technology, in Inspection or otherwise, to any third party listed on Exhibit B or to any Designer except (with respect to Designers) as expressly permitted under Section 2 above. “Inspection” for the purposes of this Section 3 shall mean any visual or other inspection of any portion of the Plant containing Delta-T Technology in sufficient detail to reveal measurements of the components, configuration of piping and components, operating parameters, or access to software used to control such components.  Furthermore, in no case shall Owner permit any employee or third party to view the internal portion of a molsieve installed at the Plant and based on the Delta-T Technology unless it needs to do so due to malfunction of the molsieve and such third party is not an entity listed on Exhibit B and Owner has first used good faith efforts to notify and allow Delta-T to arrive at the Plant and correct the problem within 72 hours.

3.3  Disclosure to Prime Contractor:   The Parties acknowledge that Prime Contractor has independent access to the Delta-T Technology under the Subcontract. The Parties agree that (i) Prime Contractor shall have full access to any Confidential Information in connection with its work under the Prime Contract and (ii) neither Delta-T nor Owner shall have any liability or obligations to the other for Prime Contractor’s misuse of any Confidential Information disclosed as permitted under this Agreement unless such Party directed or otherwise participated in such misuse in such a manner that it would otherwise be liable for such misuse under law or at equity.

3.4  Protection; Copies:  Owner shall take all reasonable means to protect the confidentiality of the Delta-T Technology.  In particular, but without limitation, Owner shall not (i) make copies of any document containing any of the Delta-T Technology except to the extent reasonably necessary to use such technology as permitted under this License or the Prime Contract, (ii) deliver any such documents to any government agency for any purpose without complying with any applicable law or regulation necessary to protect the confidentiality of the same, or (iii) remove, obliterate or fail to reproduce on any copy of any such document any and all copyright and confidentiality notices printed thereon.

3.5  Use:  Owner shall not use any of the Delta-T Technology except as expressly permitted under this License or the Prime Contract.

3.6  Court Order or Other Legal Process:   In the event that any subpoena, request or demand (“Demand”) shall be served upon Owner under any court action, administrative or dispute resolution proceeding, for delivery or disclosure of any of the Delta-T Technology, then Owner will promptly advise Delta-T of such Demand and deliver to Delta-T a copy of such Demand and all documentation relating to such Demand and the proceeding in which it is made which is in the possession of Owner and is reasonably requested by Delta-T.  The Parties shall consult with each other concerning any such

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Demand and Owner shall cooperate with Delta-T, as is reasonably necessary, to minimize the disclosure of such technology by agreed protective order prepared and negotiated by Delta-T and the party making the Demand, or by other means not requiring Owner to contest or oppose the Demand.  If Delta-T is not a party to the action or proceeding in which the Demand is served, and wishes to have the Demand opposed, then Delta-T may intervene in such action or proceeding for the purpose of opposing the Demand or minimizing the disclosure of the Delta-T Technology, and such intervention shall not be objected to by Owner.  If Owner makes a disclosure of Delta-T Technology pursuant to a Demand after complying in all respects with the provisions of this Section 3.5, then such disclosure shall not be deemed a breach of this License.

3.7  Injunctive Relief:  Owner agrees that any breach of this License Agreement shall cause Delta-T irreparable harm.  Accordingly, and in addition to any other remedies that Delta-T may have at law or in equity, Delta-T shall be entitled to obtain injunctive relief against Owner to prevent any continuing breach, and without posting or filing any bond or other security.  All costs, expenses and attorney’s fees incurred by the prevailing Party as a result of the litigation of any claim under this License Agreement shall be paid to it by the losing party.

4.  PERFORMANCE GUARANTEES, LIMITATION OF WARRANTY AND LIABILITY

4.1          Delta-T guarantees that the Plant, when built according to Delta-T’s plans and specifications, shall perform in accordance with the performance guarantees set forth in Exhibit E.  Exhibit D shall govern conducting the performance test.

4.2  Limitation of Warranty:  The DELTA-T TECHNOLOGY IS PROVIDED UNDER THIS LICENSE WITH THE WARRANTIES EXPRESSED IN THIS LICENSE.  The only warranties made by Delta-T with respect to the Delta-T Technology are those made in this License.

4.3  Limitation of Liability:  Except for the remedies set forth in this License, in no case shall Delta-T have any liability to Owner under this License whether based on contract, negligence or other tort, or any other legal theory, whether or not it had knowledge of the damages that might result.  Owner agrees that any and all right to damages or remedies of any and every kind that Owner may have, now or in the future, with respect to the Delta-T Technology, including, without limitation, damages or remedies resulting from performance of the Delta-T Technology, express or implied warranties against infringement or other warranties, are those available to it under or by virtue of the Prime Contract and in this License. Notwithstanding anything to the contrary in this Section 4.3, in no event shall Delta-T’s cumulative liability under this License exceed $*.  OWNER HEREBY ACKNOWLEDGES THAT THE REMEDIES CONTAINED IN THIS LICENSE ARE OWNER’S EXCLUSIVE REMEDIES AND ARE IN LIEU OF ANY AND ALL OTHER REMEDIES AVAILABLE AT LAW, OR IN EQUITY.

5.  TERMINATION

5.1  Reasons for Termination: Unless and until this License becomes irrevocable, as provided at Section 2.3 above, at the option of Delta-T, this License shall terminate (i)

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upon termination of the Prime Contract by Owner for convenience, (ii) upon termination of the Prime Contract by Owner for any reason other than a breach by Prime Contractor resulting from a breach by Delta-T of the Subcontract, or (iii) upon termination of the Subcontract for any reason other than breach by Delta-T.  In the case of termination of the Prime Contract by Owner, however, Delta-T shall negotiate in good faith with Owner to enter into a contract to complete the services remaining to be performed by Delta-T under the Subcontract, provided that all breaches by the Prime Contractor are first cured, and upon entering into such a contract this License shall continue in full force and effect.

5.2  Consequences of Termination:  Upon termination of this License Agreement, Owner shall immediately return to Delta-T all documents embodying any Delta-T Technology and shall cease all use of the Delta-T Technology.  To the extent Delta-T Technology is embodied in equipment delivered to Owner prior to termination, Owner may sell the same, and display the same for sale, only upon consent of Delta-T, which consent shall not be withheld except to the extent reasonably necessary to assure that the Delta-T Technology is not disclosed or transferred to an entity listed on Exhibit B and that it is not otherwise used or disclosed in a manner prohibited by this License.

6.  GENERAL PROVISIONS

6.1          Assignment:  No Party shall assign or transfer its rights, duties or obligations hereunder, except as expressly provided herein, without the prior written consent of the other. This License shall be binding upon and shall inure to the benefit of the Parties hereto and to their successors and permitted assigns.

6.2          Merger; Waiver; Amendment:  This License constitutes the full and complete agreement among the Parties with respect to the subject matter hereof.  There are no statements, agreements, understandings, representations or trade customs of any kind, express or implied, concerning the subject matter hereof which are not merged herein or superseded hereby.  A waiver of any of the terms of this License shall not bind any Party unless signed by one of its duly authorized representatives.  Waiver by any Party of any default by the other hereunder shall not be deemed a waiver by such party of any default by the other which may occur thereafter.  This License may only be modified or amended by an agreement in writing executed by all Parties hereto.

6.3          Governing Law; Venue:  The validity, performance, construction and effect of this License shall be governed by the laws of the State of Minnesota without regard to the choice of laws provisions thereof.

6.4          Notice:  All notices provided for herein will be considered as properly given if in writing and delivered personally or by courier properly addressed:

If to Owner, to:	1220 North Tower Road,
Suite 201
Fergus Falls, Minnesota 56537
Attention: President

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If to Delta-T, to:	Delta-T Corporation
323 Alexander Lee Parkway
Williamsburg, VA 23185
Attn: Mr. Robert L. Swain, Vice President

6.5          Survival:  Owner’ obligations under the provisions of Sections 3, 4, 5.2 and 6 shall survive the termination or expiration of this License.

6.6          Severability:  In the event any section, or any part or portion of any section of this License shall be held to be invalid, void or otherwise unenforceable, such holding shall not affect the remaining part or portions of that section, or any other section hereof.

IN WITNESS WHEREOF, the Parties have executed this License to be effective on as of the date first set forth above.

DELTA-T CORPORATION	OTTER TAIL AG ENTERPRISES, LLC
By:	By:
Printed Name:	Printed Name:
Title:	Title:
Date:	Date:

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Exhibit A

Specific Items Included in Delta-T Technology

•      Information related to the sequence of processing steps used to convert cornmeal to mash;

•      the design of the mix tank system, including, without limitation, the mash recirculation, jet-mixing, classifier/strainer and process condensate superheater components;

•      the heat recovery system in the mash preparation section, including, without limitation, the piping configuration;

•      the fermentation recirculation, transfer and cooling systems, including, without limitation, the surrounding piping

•      the entire distillation, dehydration, evaporation system, and de-acid system, including, without limitation, the molsieve design and operating parameters and configuration, the multi-column distillation configuration and the way the evaporator and molsieve are thermally integrated for maximum energy efficiency

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EXHIBIT B

LIST OF COMPETITORS

4B Components East Peoria, Illinois	Magnin-Interis Charmes, France

Abengoa BioEnergy Sevilla, Spain	Katzen International, Inc. Cincinnati, Ohio

Agrol Biotechnologies Ltd. Guildford, Surrey Canada	Lurgi PSI Inc. Memphis, TN

Ambitech Engineering Corporation Downers Grove, Illinois	Merrick & Company Aurora, Colorado

AMG Engineering Cincinnati, Ohio	Praj Industries Pune, India

Bio-Process Innovation West Lafayette, Indiana	Process Plus, LLC Cincinnati, Ohio

Bio-Renewable Group Omaha, Nebraska	Raphael Katzen Associates International Cincinnati, Ohio

Broin & Associates, Inc. Aberdeen, South Dakota	Ro-Tech Incorporated Louisville, Kentucky

Burns & McDonnell Kansas City, Missouri	SNC-Lavalin Group Toronto, Canada

Chematur Engineering & Weatherly Engineering Atlanta, Georgia	Southeastern Energy Development, Inc. Brooklyn, NY (Alliance with Pure Vision Technology)

Dick Engineering Inc. Toronto, Ontario, Canada	Technip Cedex, France

MECS, Inc. St. Louis, Missouri	Vogelbusch USA, Inc. Houston, TX (and its parent Vogelbusch-Austria)

Fagen, Inc. Granite Falls, Nebraska	Wave Zeal Ltd. Winnepeg, Manitoba CANADA

Harris Group Inc. Seattle, WA

ICM, Inc. Colwich, KS	Washington Group International Boise, Idaho

Any individual, group or company that performs, on the date of the License or during its term, (a) consulting or engineering related to the design of alcohol process technology and/or (b) design/build services for existing and prospective alcohol plants

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EXHIBIT C

NON-DISCLOSURE AGREEMENT

This Agreement is entered into this        day of               , 200   by and between                                     , a corporation organized under the laws of                            (“Owner”), and                                                                        a corporation organized under the laws of                                   (“Recipient”), each of which may be referred to herein individually as a “Party” and collectively as “Parties.”

WHEREAS, Owner owns and operates an ethanol plant which is based on technology that is confidential to Delta-T Corporation, a Virginia corporation (“Delta-T”), or Owner is in the process of planning and building such an ethanol plant, and Owner has, or plans to, enter into an agreement for license of such technology from Delta-T and it has agreed not to disclose such technology to any third party except under an agreement containing the terms set forth in this Agreement, and

WHEREAS, Recipient is in the business of supplying goods and/or services useful in the construction or maintenance of ethanol plants, and

WHEREAS, in order to supply, and/or bid on the supply of, goods or services Recipient will need to receive confidential information of Delta-T,

IN CONSIDERATION of the mutual terms and conditions of this Agreement, and other good and valuable consideration receipt of which is hereby acknowledged, Owner and Recipient agree as follows:

1.   Confidential Information:

1.1 Definition of Confidential Information:  “Confidential Information” shall mean (a) all information about the business of Delta-T, including without limitation, plans, customers or customer lists, operating costs, prices it has offered or obtained for its products or technology, and (b) all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs or codes, whether tangible or intangible and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically, or in writing , which is disclosed to Recipient by Owner or by Delta-T, whether disclosed orally, visually or in written or other tangible form.

1.2 Exclusions:  “Confidential Information” shall not, however, include information, which Recipient can demonstrate by documentary evidence:

a.   was in its possession prior to receipt by Recipient under this Agreement;

b.  appears in issued patents or printed publications in integrated form  or is in general use in the trade without violation by Recipient of this Agreement, or violation by any other party of an obligation not to disclose it; or

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c.     is disclosed to Recipient by someone by a party other than Delta-T or Delta-T’s Customer who is under no obligation not to disclose it.

2.   No Use or Disclosure:

2.1 General Restrictions:  Recipient shall not, without Delta-T’s express written permission (a) make copies of any Confidential Information or (b) divulge, disclose or communicate any Confidential Information to anyone other than its employees who need to have access to such information in order to fulfill the purpose set forth above and who have been advised of the terms of this Agreement and agreed to comply with it, or (c) use any Confidential Information for any purpose other than the purposes set forth above.  Recipient shall take all reasonable steps to protect the Confidential Information from improper use or disclosure, and shall in no case use less care to protect Confidential Information than it uses to protect its own proprietary or confidential information.

2.2 Disclosures Required by Court Order:  If Recipient is required to disclose any Confidential Information by applicable law, regulation or legal process, Recipient shall provide Owner and Delta-T notice of such request or requirement and copies of all documents relevant to the request or requirement.  Recipient shall give such notice promptly, and in sufficient time to allow Delta-T to seek a protective order or other remedy.  Recipient shall not disclose any Confidential Information due to a requirement of law, regulation or legal process unless:  (a) it has first given the notice required by this Section 2.2 and Delta-T has either given Recipient written permission to disclose it, or Delta-T has failed to respond to Recipient’s notice at least 24 hours prior to the time that Recipient is required to make such disclosure, (b) it is advised by written opinion of its counsel that it is legally required to disclose such information, and (c) it has used its best efforts to obtain all reasonable assurances from the party or parties to whom the information is to be disclosed that the information will not be used or disclosed for any purpose other than the purpose for which the applicable law, regulation or legal process requires its disclosure.

2.3 Delta-T Is Third Party Beneficiary: Recipient agrees that Delta-T is a third party beneficiary of this Agreement and that Delta-T may enforce this Agreement against Recipient in Delta-T’s own name, with or without the participation of Owner as a party.

3.   Designation of Person with Administrative Responsibility:  Recipient shall designate one of its employees to be responsible for administration of Recipient’s compliance with its obligations under this Agreement and shall advise Owner in writing of such employee’s name, title and personal address within four business days of any change of such designation.  Until further notice, the individual so designated is:

Name:
Title:

4.   Term and Termination:  The term of this Agreement shall commence on the date first written above and shall continue until terminated by notice in writing by either Party to the other, but Recipient’s obligations under Section 2 of this Agreement shall survive with respect to all Confidential Information disclosed hereunder until such time, if ever, that such information falls

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into one or more of the exclusions set forth at Section 1.2 above.  Within thirty (30) days of termination of this Agreement Recipient shall, without request by Owner, deliver to Owner all of the Confidential Information that it received under this Agreement in tangible form, and all copies thereof, shall destroy all documents, whether in electronic or any other form, and other tangible items containing any of such Confidential Information and shall, upon request, certify to Owner and Delta-T in writing that it has done so.

5.   No License or Other Rights:  Nothing in this Agreement shall constitute or otherwise be construed as granting to Recipient any interest or license in any Confidential Information, or creating any obligation on the part of any of the parties hereto to enter into any further agreement or business arrangement.

6.   Remedies for Breach:  Recipient agrees that any breach by it of this Agreement shall cause Delta-T irreparable harm.  Accordingly, and in addition to any other remedies that Delta-T may have at law or in equity, Delta-T shall be entitled to obtain injunctive relief against Recipient to prevent any continuing breach, and without posting or filing any bond or other security.  All costs, expenses and attorney’s fees resulting from the litigation or arbitration of any claim under this Agreement shall be paid by the losing party to the prevailing party.  Recipient further agrees that the rights of Owner and Delta-T under this Agreement are in addition to any and all other rights that either of them may have as a matter of law.

7.   This Section intentionally left blank.

8.   Export Control:  Recipient hereby assures Delta-T that it does not intend to, and that it will not, transmit, directly or indirectly, any Confidential Information, any product produced directly by the use of such information, or any product produced by a plant constructed using such information, to any country other than the United States without Delta-T’s prior written consent.

9.   General Provisions:

9.1  Assignment:  This Agreement may not be assigned by Recipient to any other party.

9.2  Choice of Law: This Agreement shall be governed by and construed under the laws of the Staate of Minnesota, United States of America.

9.3  Notices:  Any notice required or permitted to be given under this Agreement shall be given in writing and shall be addressed:

If to Delta-T, to:	Delta-T Corporation
323 Alexander Lee Parkway
Williamsburg, VA 23185 USA
Attn: Vice President, Operations

If to Recipient, to:

Attn:

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9.4 Survival of Terms:  Recipient’s obligations under Section 2 of this Agreement shall survive as provided in Section 4, and the Parties obligations under Section 6 and 7 of this Agreement shall survive termination of this Agreement.

9.5 Severability:  If for any reason a court of competent jurisdiction or an award in arbitration finds any provision of this Agreement to unenforceable, the Parties agree that they shall amend this Agreement to allow for enforcement to the maximum extent enforceable and the remainder of this Agreement shall continue in full force and effect.

9.6 Language:  The language of this Agreement shall be English, and all communications and notices required to permitted to be made hereunder, and any dispute resolution proceeding related to a dispute resolved under Section 7 above, shall be conducted in English.

9.7 Headings and Captions:  The headings and captions in this Agreement are for convenience only and are not to be considered in construing this Agreement.  All references to any article, section or paragraph numbers shall be deemed to be references to an article, section or paragraph of this Agreement unless otherwise expressly stated.

9.8 Complete Agreement:  This Agreement and sets forth the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any prior Agreement related to thereto.  No addition or amendment may be made to this Agreement except by a writing signed by both Parties.

9.9 No Waiver:  Failure by any Party to enforce any provision of this Agreement with respect to any breach thereof, shall not be deemed a waiver of any right to enforce any other breach of this Agreement.

In Witness Whereof, the Parties have executed this Agreement by their authorized representatives.

Owner:

By:

Title:

Recipient:

By:

Title:

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EXHIBIT D

PERFORMANCE TEST PROTOCOLS

1.             Performance Test Protocols

1.1          PRE-TEST PREPARATION

1.1.1Prior to the PERFORMANCE TESTS, the PLANT must have reached Mechanical Completion.  In addition,  DELTA-T must have run the PLANT or near design rate consistently for a period of seven (7) days, as evidenced by plant operational data provided to Delta-T by OWNER, before the PERFORMANCE TEST is initiated. Before commencement of PERFORMANCE TEST, DELTA-T shall notify OWNER in writing at least seven (7) Days prior to planned commencement of the PERFORMANCE TEST that all pre-test conditions have been satisfied, including the following:

•      Adequate and competent supervision, personnel and resources for effective operation, maintenance and performance analysis of the PLANT, including laboratory analysis, temporary meters or other measuring devices and instrumentation specified as to accuracy and reproducibility by DELTA-T in advance of the PERFORMANCE TEST required to conduct and evaluate the PERFORMANCE TEST shall have been furnished.  The PLANT shall be operated and maintained in accordance with the technical advice and instruction from the DELTA-T Operations Manual and on-site directives from DELTA-T, and otherwise within generally accepted practices within the fuel ethanol industry.

•      The PLANT, its machinery, equipment, instrumentation and piping, shall all be clean lubricated where appropriate, leak tight, and ready to operate according to design specifications.  All systems and appropriate checkouts and calibrations shall have been completed and documented by responsible PLANT technicians, contractors, and/or vendors.  Analytical and any special test equipment and reagents will have been calibrated and made accurate.

•      Cleaning (CIP) of the process equipment has been accomplished seven (7) days or less before the PERFORMANCE TEST per DELTA-T direction and standard procedures set out in the DELTA-T Operations Manual.  All ingredients and supplies required to complete the test are on hand.  This includes, but is not limited to, feedstock of corn (meeting specifications listed in Exhibit D Section 1.2) supplied in stable quantities sufficient to support PLANT operation at a rate up to 120% of the guaranteed fuel ethanol production rate, as well as sufficient steam and other utilities, enzymes, chemicals, and other ingredients of the type specified by DELTA-T in the Operations Manual and supplies to support PLANT operation at a rate up to 120% of the guaranteed fuel ethanol production rate.

•      Adequate operation, analytical, and maintenance support shall be scheduled for the test period.

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1.2          COORDINATION

1.2.1 DELTA-T shall coordinate the PERFORMANCE TEST with OWNER and Prime Contractor during the 24 hour/day around the clock PERFORMANCE TEST period.  This coordination of the PERFORMANCE TEST activities will be handled by a DELTA-T representative designated to serve as DELTA-T’s Test Coordinator (“Test Coordinator”).  The Test Coordinator will work with an individual designated by the OWNER to be its representative for the PERFORMANCE TEST to set the test schedule and to coordinate operations during the test period. DELTA-T will also assign DELTA-T Shift Coordinators to support the operation during the test period.

1.2.2 OWNER shall supply, or cause to be supplied, all feedstock, utilities and other supplies and services required to conduct the PERFORMANCE TEST, as specified under Section 1.1.1 above, throughout the entire PLANT during all PERFORMANCE TESTS.

1.2.3 DELTA-T shall direct its and Owner’s personnel in the operation of the PLANT in a manner consistent with the operating parameters provided in the Operations Manual.

1.3          CONDUCTING THE TEST

1.3.1        The DELTA-T Test Coordinator shall be provided with operating data by the OWNER sufficient to verify that the PLANT is operating at a condition suitable for initiation of the PERFORMANCE TEST.  At the scheduled start time of the PERFORMANCE TEST, the DELTA-T Test Coordinator will signal that the test has formally begun and will direct operators to take the initial test measurements. The test will be conducted over a three-day (72 hour) period of operation.  During the Test period, the PLANT shall be operated by the OWNER in compliance with the instructions of DELTA-T and the Delta-T Operations Manual and instructions provided by DELTA-T, including, without limitation, adjustments in temperatures, pressures, feedstock rates, steam flow, and other process control inputs, provided these adjustments do not result in unsafe operating conditions.  PLANT operators will monitor and record operating data according to standard procedures and in addition will record the supplemental data specified in this protocol on data sheets in the form to be provided by DELTA-T.  Records will be developed from permanent plant equipment that is calibrated immediately prior to test.  All test measurements will be reviewed by the Test Coordinator (or a designated representative).  If the Test Coordinator believes that there might be a problem with the measurement method or reading, the reading will be retaken and verified by the Test Coordinator and OWNER’S Representative. Immediately upon the conclusion of the PERFORMANCE TEST, the Test Coordinator will meet with representatives of OWNER to review the test results.  DELTA-T and OWNER shall each be given a copy of the test results.  If the Performance Guarantees have been met, then OWNER shall promptly issue a notice to DELTA-T to such effect.  If the PERFORMANCE TESTS have not been met, then OWNER shall issue a written notice to DELTA-T within one (1) day of completion of the PERFORMANCE TESTS indicating in what manner such Performance Guarantees have not been successfully completed.

1.3.2        If the 72-hour test period is interrupted for any reason within DELTA-T’s control or OWNER’S control, a new three-day test period will resume after the cause for the interruption has been corrected and the PLANT has achieved an acceptable operating capacity at substantially the same rate immediately prior to the interruption.  DELTA-T and OWNER shall stop the PERFORMANCE TEST if it becomes obvious

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that it cannot be carried to a satisfactory conclusion in the current attempt.  If the PERFORMANCE TEST has been interrupted for reasons not attributable to   DELTA-T or other persons or factors within its control, and continues to be interrupted such that DELTA-T has spent a cumulative period of ten (10) calendar days on site since the commencement of the test, then OWNER shall compensate DELTA-T for the personnel that DELTA-T has on site.  This compensation period shall begin on the cumulative 11th day on site, and will continue until the completion of the PERFORMANCE TEST.  This compensation will cease should the inability to complete the PERFORMANCE TEST be the fault of DELTA-T or other persons or factors within its control.  Compensation rates are provided in Exhibit B.1.

2.             Analytical/Calculation Protocols

2.1          UNDENATURED FUEL ETHANOL QUALITY

METHOD:

Analyze samples according to DELTA-T provided procedures.  The last test result before emptying day tank into main storage tank shall determine the quality for the batch.  The average of all batch test results over the test period shall be used in determining the quality for the PEFORMANCE TEST.

If the fuel ethanol in the day tank does not meet the quality specifications of Exhibit D, section 1.2.1, DELTA-T has the discretion to send it on to the main storage tank (on the theory that the blended product in the main storage tank will meet the quality specifications) the average of all batch test results shall be used to establish the blended quality.  If the blended fuel ethanol does not meet quality specifications as a result of below quality product measured in one or more day tank batches the volume of the batch(s) shall not be included in ethanol production “rate” quantities used in calculating liquidated damages.

SAMPLE POINT:	Undenatured Fuel Ethanol Day Tank Storage
SAMPLE SIZE:	250 mls.
SAMPLE CONTAINER:	Nalgene
FREQUENCY:	Once per two (2) hours
SAMPLES RETAINED:	All
PREPARATION:	Standardize test reagents. Clean glassware and sample containers. Assure that reagents are of sufficient quality.
DOCUMENTATION:	Log results on a PERFORMANCE TEST Data Sheet.

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2.2 Undenatured Fuel Ethanol Production Rate

METHOD:

The day tank will be manually measured every eight (8) hours to serve as the principal method of measurement of production volume, along with a final measurement of the day tank before the contents are sent to the main storage tank(s). In addition, flow totalizer readings will be taken from product meter or other measuring device mutually agreed upon between OWNER and DELTA-T at regular intervals as backup verification of the manual measurements. The total volume from the test meters will be adjusted to a volume equivalent 99.50wt% ethanol at 60(o)F. Divide by the total number of test hours to determine the average rate over the test period. Multiply result by 1.05 to calculate Denatured Fuel Ethanol Rate.

SAMPLE POINT:	Product volumetric totalizing meter (with computer monitoring) after Product Receiver.

SAMPLE SIZE:	N/A

SAMPLE CONTAINER:	N/A

FREQUENCY:	Once per two (2) hours and at the end of each Day Tank batch.

SAMPLES RETAINED:	N/A

PREPARATION:	Certify that the flow meter is properly calibrated.

DOCUMENTATION:	Log results on a PERFORMANCE TEST Data Sheet and sign off by the OWNER and DELTA-T.

2.3 Undenatured Fuel Ethanol Yield

BASIS:	56 lb. per bushel corn containing 14.5% moisture and 72% dry starch and of 1% foreign material (by weight).
METHOD:

Record corn weigh belt totalizer readings to measure the accumulated meal weight.  Measure the sample moisture and starch content.  Convert total undenatured ethanol volume from the Rate Test to weight at 60(o)F.  Divide the calculated mass quantity of undenatured ethanol by the calculated corn mass quantity of total starch fed over the time period to determine yield.  In addition, this weigh belt total should be cross checked by totaling all corn receipts,

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subtracting all foreign material content, and taking into account the current corn bin volumes.

TEST POINT:	Corn weigh belt
FREQUENCY:	Once per two hours
PREPARATION:	Certify that the weigh belt is properly calibrated
DOCUMENTATION:	Log results on “PERFORMANCE TEST Data Sheet”

2.4 Process Electrical Consumption

METHOD:

Record electric meter readings at beginning of test and at the required frequency thereafter.  Divide total Kwh for test period by total volume of undenatured ethanol produced to determine average Kwh per gallon.  Average results of all calculations for test periods to determine the process electrical power consumption value for PERFORMANCE TEST.

TEST POINT:	Electric power meter types and locations as established by Delta-T, and as necessary to isolate process consumption.
FREQUENCY:	Once per 24 hours
PREPARATION:	Isolate process electrical consumption activities during test period.
DOCUMENTATION:	Log results on a PERFORMANCE TEST Data Sheet

2.5 NATURAL GAS CONSUMPTION

METHOD:

Record plant natural gas meter totalizer readings in MCF over test period.  Obtain higher heating value specification for gas over the test period and calculate the BTU over the test period.  Divide this value by the amount of undenatured ethanol produced during the test period to determine BTU per gallon of undenatured ethanol produced during the test period.  Quantities of natural gas will be adjusted to 1,000 btu/ft(3) (70° F, 1 atm) and 10% DDGS moisture respectively before the calculation is made.  Average results of all calculations for test period to determine natural gas consumption value for Acceptance Test.

TEST POINT:	Plant gas meter
FREQUENCY:	Once per two (2) hours

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PREPARATION:	Certify gas meter is properly calibrated and suspend all non-process use of natural gas.
DOCUMENTATION:	Log results on an “Acceptance Test Data Sheet.”

2.6          CALCULATION PROTOCOL

All calculations will be based on actual measured data taken during the test period.  For any given sample period, the average value during that period will be determined by the average of the measured data points for that sample period.  The liquidated damages, if any, will be determined using the data collected for each individual sample period and averaged over the PERFORMANCE TEST period. All samples shall be taken in duplicate and OWNER and DELTA-T shall each retain one sample.  OWNER shall analyze one of the duplicates; the second shall be reserved for use in case of a disagreement.  OWNER shall cause such analyses to be conducted at the Plant during the PERFORMANCE TEST period and in the presence of the Test Coordinator or such coordinator’s designee, and Owner and Lender’s Independent Engineer if they are present.  In case of disagreement, a referee laboratory shall be selected by agreement between OWNER and DELTA-T, and the cost of such referee laboratory shall be paid by the party or parties not substantiated by the referee.  The findings of this referee laboratory shall be accepted as final.

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EXHIBIT E

PERFORMANCE GUARANTEES

1.     Performance Guarantee Figures

Performance guarantees are subject to the PERFORMANCE TEST PROTOCOL set forth in Exhibit C being adhered to, raw material, chemicals, and utilities being provided in conformance with quality and quantity requirements established by Delta-T; and equipment being operated and maintained in accordance with manufacturers’ recommendations and the DELTA-T Operations Manual.

1.1 Definitions

The term “guarantee” as used herein shall have the same meaning as “warranty.”

1.2 Process Guarantees

All quantities set forth below are based on average quantities over the period of the applicable PERFORMANCE TEST.

1.2.1 Anhydrous Undenatured Ethanol Production Guarantee

Anhydrous Fuel Ethanol Production Rate:

Minimum 6548 US un-denatured gallons per hour (average) based on a minimum feedstock specification of 56 lb/bushel test weight corn containing a maximum of 14.5% moisture (by weight), a minimum of 72% dry fermentable starch (by weight) and a maximum of 1% foreign material (by weight).

Un-denatured ethanol will meet specifications for fuel ethanol per ASTM D4806-04.

Anhydrous Fuel Ethanol Yield:

Minimum 0.515 pounds un-denatured fuel ethanol per pound of fermentable starch (average) in corn feed based on a minimum feedstock specification of 56 lb/bushel test weight No. 2 Yellow Dent corn containing a maximum of 14.5% moisture (wgt), minimum 72% dry, trash-free starch, maximum 1% (wgt) foreign material.

1.2.2 Utility Consumption Guarantees

Natural Gas Consumption:

Maximum 36,000 BTU per gallon (average) of un-denatured fuel ethanol produced for gas-fired boiler and gas fired rotary drum dryer  based on natural gas provided at a minimum gas quality of 939 BTU per standard cubic foot (1atm, 70° F), 10% maximum (weight) DDGS moisture content, and minimum boiler thermal efficiency of 84%. This guarantee is only in effect if the plant design DOES include a DDGS dryer

Process Electrical Consumption:	Maximum 1.000 kWh per gallon (average) of un-denatured fuel ethanol produced when operating at the nameplate capacity based on electric service with 0.85 power factor. This number includes

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process equipment components in mash preparation, liquefaction, yeast mix and propagation, fermentation, distillation, dehydration and acid reduction, evaporation, separation and stillage, process condensate, chemical storage, CO2 scrubbing, compressed air, WDGS transfer and handling, ethanol storage and load-out, cooling tower including cooling water circulation, condensate return, process sumps, and heat tracing.  The indicated consumption does not include grain receiving and storage, milling, boiler, chiller, RTO, water supply or treatment,  and CO2 transmission or recovery.

Process Steam Consumption:

Maximum 24,000 actual steam BTUs per gallon (average) (without dryer) of un-denatured fuel ethanol produced (as calculated in Section 2.5 of Exhibit B).  This number includes the steam to all process components. This guarantee is only in effect if the plant design does NOT include a DDGS dryer

2.     Right to Cure; Limitation on Liquidated Damage Claim

In the event that one or more of the performance criteria set forth in Section 1.2 above are not satisfied, DELTA-T shall have the right at its expense to require a test of the degree of accuracy of the testing equipment and testing methods and procedures.  If the variation from the guaranteed rates is less than or equal to the demonstrated margin of error of the relevant PERFORMANCE TEST, then OWNER shall have the right (but not the obligation) to make improvements in the testing equipment, at OWNER’S cost provided the variations are not attributable to DELTA-T, and require that DELTA-T repeat the relevant PERFORMANCE TEST.  If OWNER does not make such improvements, then   DELTA-T shall have the right to do so and OWNER shall reimburse DELTA-T for the cost of making the required improvements.  If the performance criteria set forth in Exhibit D, Section 1.1 are not satisfied for reasons not attributable to DELTA-T or other persons or factors within DELTA-T’s control, then OWNER may, at its option, remedy the defect or deficiency and have the PERFORMANCE TESTS re-run at any time within three (3) months of the date of commencement of the first ACCEPTANCE TEST, or pay to DELTA-T the remaining unpaid portion of the Fee.

Within said three (3) month period, DELTA-T shall take whatever action is reasonably necessary and consistent with sound engineering and construction practices to cause the PLANT to satisfy the performance guarantees in Section 1.2.  Within said three (3) month period, DELTA-T may re-run the PERFORMANCE TEST one or more times before paying liquidated damages as set forth in Section 3.1 below as a result of failing to meet the guarantees set forth in Section 1.2 above.  Any claims for liquidated damages must be in writing and shall be submitted to Delta-T no later than thirty (30) days from the date of completion of the last PERFORMANCE TEST, which requires the payment of liquidated damages.

The Parties acknowledge and agree that the terms of this Contract with respect to liquidated damages, including those payable under this Exhibit D, are fair and reasonable considering the damage Owner would sustain in the event of DELTA-T’s failure to perform as required under this Contract, that such damages have been agreed upon and fixed as liquidated damages because of the difficulty of ascertaining as of the date hereof the exact damages that would be sustained by Owner, and that such liquidated damages provisions shall be applicable regardless of the actual amount of damages sustained.  All amounts shall be paid as liquidated damages and not as penalty.

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3.     Liquidated Damages and Maximum Damages for Process Guarantees

3.1  Amount of Damages:

If a defect in the BASIC PROCESS DESIGN or the Delta-T Technology causes the PLANT to fail one or more of the process performance guarantees set forth in Section1.2 above during a PERFORMANCE TEST as provided herein, and DELTA-T has not been able to correct the defect and pass all components of the PERFORMANCE TESTS within the time set forth at Section 2 above, then OWNER shall be entitled to liquidated damages based on the net amount due as allocated below up to a maximum cumulative amount of *

The sum of the countervailing factors, determined as set forth under Section 3.2 below, shall be deducted from the sum of the damages determined thereunder.  In no case, however, shall OWNER have any obligation to pay DELTA-T as a result of such calculation.  If the countervailing factors are greater than the damages the calculation the liquidated damages shall be deemed to be zero and neither Party shall have any obligation to the other as a result of the PERFORMANCE TEST.

3.2 Amount of Damages and Countervailing Factors

Fuel Ethanol Yield:

* per 0.01 lb of anhydrous un-denatured ethanol per lb of convertible starch that the PERFORMANCE TEST results show lower or higher than the guaranteed ethanol yield listed in Paragraph 1.2 above. To the extent the yield is lower the resulting number shall constitute damages. To the extent that it is higher the resulting amount shall be a countervailing factor.

For example, if the PERFORMANCE TEST average ethanol yield is 0.505 pounds of un-denatured anhydrous ethanol per pound of starch, the amount included in the liquidated damages calculation for this component would be ((0.510 – 0.515) = -.005/.01 = -.05 < |1| = 0 x $*) = $0

This example illustrates the fact that only full increments of positive or negative variances count towards the liquidated damages financial calculation. Anything less than this numerical increment is considered to be too close to the tolerance of measurement to be meaningful. An increment of .005 is less than .01, so it is rounded down to zero. As another example, an increment of .015 would be rounded down to .01.

Fuel Ethanol Production Rate:

$* per 10 US gallons per hour of un-denatured ethanol that the PERFORMANCE TEST results show lower or higher than the guarantee ethanol production rate listed in Paragraph 1.2 above. To the extent the rate is lower the resulting number shall constitute damages. To the extent that it is higher the resulting amount shall be a countervailing factor.

For example, if the PERFORMANCE TEST average ethanol production rate is 10 US gallons per hour over the guarantee rate, the amount included in the liquidated damages calculation for this component would be (10gph) = 10/10 = 1.0 x $* =*

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NATURAL GAS CONSUMPTION:

* per each 100 BTU per US gallon of un-denatured ethanol that the PERFORMANCE TEST results show higher or lower than guaranteed natural gas consumed for the boiler and DDGS dryer listed in Paragraph 1.2 above. To the extent the consumption is higher the resulting number shall constitute damages. To the extent that it is lower the resulting amount shall be a countervailing factor.

For example, if the PERFORMANCE TEST average natural gas consumption is 37,000 BTU per gallon of un-denatured ethanol, then the amount included in the liquidated damages calculation for this component would be (36,000 – 37,000) = -1,000/100 = (-10 x $*=*. a penalty.

Process Electrical Consumption:

* per each 0.01 kWh per US gallon of un-denatured ethanol that the PERFORMANCE TEST results show higher or lower than the guaranteed power consumption production rate listed in Paragraph 1.2 above. To the extent the consumption is higher the resulting number shall constitute damages. To the extent that it is lower the resulting amount shall be a countervailing factor.

For example, if the PERFORMANCE TEST average electric process power consumption excluding utilities is 0.98 kwh per gallon of un-denatured ethanol produced, then the amount included in the liquidated damages calculation for this component would be (1.0 – 0.98) = 0.02/0.01 = 2 x $*=*, a countervailing factor.

If we assume the example performance numbers set forth above to illustrate a theoretical liquidated damage calculation, there would be no liquidated damages paid because the cumulative sum of all the performance calculations is positive, as shown below:

Production Rate Deviation	$*	Countervailing Factor
Ethanol Yield Deviation		$0
Natural Gas Consumption Deviation	(*)	Damages
Electric Power Consumption Deviation	$*	Countervailing Factor

Subtotal	$*	Net Positive Sum

Liquidated Damages	-0-

3.3 Damages Reasonable

The Parties acknowledge and agree that the terms of this Agreement with respect to liquidated damages, including those payable under this Exhibit D, are fair and reasonable considering the damage OWNER would sustain in the event of the failure of the Plant to meet the performance guarantees set forth above, that such damages have been agreed upon and fixed as liquidated damages because of the difficulty of ascertaining as of the date hereof the exact damages that would be sustained by OWNER, and that such liquidated damages provisions shall be applicable regardless of the actual amount of damages sustained.  All amounts shall be paid as liquidated damages and not as a penalty.

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4.     Conditions to Process Guarantees

4.1   DELTA-T shall have no obligation or liability for any claimed breach of warranty or guarantee under this Exhibit D to the extent DELTA-T has been relieved from its full warranty as provided at Article 12 of the Prime Contract.  In addition, to the extent such warranty or guarantee may be directly and causally affected, DELTA-T shall be relieved of its warranty or guarantee obligations arising from:

4.1.1        The feedstock provided by OWNER to be provided by Owner, does not comply with the conditions described herein.

4.1.2        Contamination of feedstock or other materials to which the Equipment is exposed.

4.1.3        Abuse, or poor maintenance, of the Equipment.

4.1.4        OWNER’S failure to supply utilities required to meet the guaranteed production rates as set forth at Section 1.2.2 of Exhibit C.

4.1.5        OWNER’S failure to fulfill any of its obligations, which individually or in the aggregate are material, under the PERFORMANCE TEST protocols set forth at Exhibit C above.

4.1.6        OWNER’S failure, in any material way, to operate the PLANT in accordance with the operating manuals and instructions provided by DELTA-T.

4.1.7        If OWNER designs or procures equipment and systems that fail to meet DELTA-T’S BASIC PROCESS DESIGN specifications for energy efficiency.

4.1.8        Owner fails to provide electrical service with a 0.85 power factor

5.             Performance Bonus

Upon Final Completion and Delta-T successfully passing the Second Performance Test in compliance with the guarantees set forth in Section 1.2 above, Delta-T and Owner shall cooperate during a bonus period of operation.  Owner agrees to pay to Delta-T a bonus of $* for each 1% above nameplate plus 10%, capped at 20% above nameplate or $*.  Delta-T has three (3) months from Final Completion to achieve this bonus.  The bonus nameplate plus 10% to 20% capacities must be achieved over a consecutive two (2) week period without interruption to normal production, with permanent equipment operating within design parameters and with no undue wear and tear or increased fouling or maintenance.  Bonus shall be payable thirty (30) days after achieving these bonus criteria.

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MECHANICAL COMPLETION, COMMISSIONING, STARTUP

Definitions:

Mechanical Completion:  The completion of construction activities essential to the safe and proper operation of the plant, as more fully listed below.

Commissioning:  The checking and preparation of the plant for operation, functional control loop checking, interlock testing, system purging and utility system startups, as more fully listed below.  In general, the tasks required taking the plant from mechanical completion and making it ready for start-up.

Ready for Startup:  When the activities listed for Mechanical Completion and Commissioning have occurred and the Plant is ready to mill corn at the hammer mills.  At that time, DELTA-T will notify OWNER that the Plant is Ready for Startup.

Startup:  Startup begins with the initial feed of raw material to the plant, filling of Equipment with operating material, startup and operation of individual process stages, adjustment and optimization of operating conditions, optimization of control loops, verification of startup, shutdown and partial load operations.  Utility system startups (unless integrated with the processing portions of the plant) are a part of the Commissioning Phase.

These events may not occur at the same point in time for all parts of the plant.  Utility systems needed for operation of the rest of the plant may reach Mechanical Completion, Commissioning and Startup before the main process parts of the plant.  Some processing areas of the plant or sub-systems of operating areas may reach Mechanical Completion and be Commissioned and Started up before other parts of the plant, for example, grain receiving and storage may be completed and into operation, i.e., filled with grain, prior to other parts of the facility.

The following lists indicate the activities or events, which take place in each of the phases described.

Mechanical Completion

•      Inspection of all equipment to check that erected facilities conform to construction drawings and Contract specifications.

•      Non-operating field leak tests or field pressure tests on piping and field-fabricated equipment as required by the Contract specifications, disposing of test media on site at a location specified by Owner, and removal of test blinds and restoring systems to “ready for operation” condition.

•      Removal of all temporary supports, bracing or other foreign objects.

•      Inspection of all columns to ensure proper installation of all internals.

•      Field inspection of all shop fabricated equipment.

•      Line flushing as part of hydrotesting.

•      Check to ensure that all baseplates and soleplates are level and properly grouted.

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•      Check pipe hangers, supports, guides and pipe specialties, and remove all shipping and erection bracing.

•      Check alignment of all piping fit-up with equipment to avoid excessive nozzle loading and pipe stresses.

•      Insulation for process purposes.

•      Install Lubricants.

•      Check rotating machinery for correct direction of rotation and for freedom of moving parts.

•      Check cold alignments on rotating equipment.

•      Schedule the services of factory representatives for equipment or other items as required.

•      Electrical and Instrumentation installed.

•      Irrespective of the foregoing,  Mechanical Completion shall be deem achieved once feedstock is introduced into the process and ethanol has been produced

Commissioning

•      Test burners.

•      Dry out castables, refractory and brickwork according to the manufacturer’s instructions (if not yet completed).

•      Regenerate media as required.

•      Test refrigeration systems and low-temperature units in cold condition.

•      Check thermal expansions.

•      Check safety valves; re-adjust if required.

•      Check supports, suspensions and flexibility for thermal expansion.

•      Verify start-up strainers removed, or in place as required.

•      Check flange connections for tightness.

•      Clean y-strainers and condensate drains.

•      Start-up measuring and control loops, check interaction of indicators and control loops.

•      Start-up analyzers.

•      Report and adjust limit values for alarm and control systems.

•      Coordinate punch list work.

•      Check calibration.

•      Check fuse size.

Startup

•      Observe all safety procedures including personnel protective gear, work permits and entry permits.

•      Start-up in accordance with operating manuals and manufacturer’s instructions

•      Verify sealing fluid flow.

•      Observe operation to be sure lubrication is maintained.

•      Observe operation to be sure alignment is maintained.

•      Make operating noise measurements.

•      Verify operating capacities.

•      Check supports, stops, spring hangers and expansion joints for hot operation.

•      Check flanges for tightness and make hot pull-ups, as required.

•      Blow down y-strainers and condensate drains regularly.

•      Verify amperage on critical units.

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•      Optimize control loop parameters.

•      Adjust and calibrate on-line analyzers such as conductivity and pH.

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